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                                                                    Exhibit 4.25



     THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITARY (NOMINEES) LIMITED AS NOMINEE FOR THE COMMON DEPOSITARY (THE "COMMON DEPOSITARY") FOR EUROCLEAR BANK S.A./N.V. ("EUROCLEAR") AND CLEARSTREAM BANKING, SOCIETE ANONYME ("CLEARSTREAM") OR A NOMINEE THEREOF, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE OR ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES. THIS GLOBAL NOTE MAY NOT BE EXCHANGED, IN WHOLE OR IN PART, FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS GLOBAL NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES SET FORTH IN THE INDENTURE.

     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT IS MADE TO THE COMMON DEPOSITARY OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON OTHER THAN THE COMMON DEPOSITARY OR A NOMINEE THEREOF IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE COMMON DEPOSITARY, HAS AN INTEREST HEREIN.

     NONE OF THE CONVERTIBLE NOTES IN RESPECT OF WHICH THIS CERTIFICATE IS ISSUED NOR THE ORDINARY SHARES OF THE COMPANY ISSUABLE UPON CONVERSION THEREOF HAVE BEEN OR WILL BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR WITH ANY REGULATORY AUTHORITY OF ANY STATE OR OTHER JURISDICTION OF THE UNITED STATES AND MAY NOT BE OFFERED, SOLD OR PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES EXCEPT PURSUANT TO AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGLUATION S UNDER THE SECURITIES ACT OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE LAWS. Prior to the 41st day after the later of (1) the date that the convertible notes are first offered to investors and (2) the closing date, no beneficial interest in the Global Note may be transferred to, OR FOR, THE ACCOUNT OR BENEFIT OF, any U.S. person. TERMS USED ABOVE HAVE THE MEANING GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.

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                                   GLOBAL NOTE

                          ST ASSEMBLY TEST SERVICES LTD

                            CONVERTIBLE NOTE DUE 2008

No. S-1                                                           US$115,000,000
ISIN No. XS0179763973
Common Code 017976397

     ST Assembly Test Services Ltd, a corporation duly organized and existing under the laws of the Republic of Singapore (herein called the "Company", which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, or registered assigns, 123.40% of the principal sum of U.S. DOLLARS ONE HUNDRED FIFTEEN MILLION (US$115,000,000) on November 7, 2008. Payment of the principal of and redemption interest on this Convertible Note will be made at the office or agency of the Company maintained for that purpose in London or at such other office or agency of the Company as may be maintained for such purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

     The statements set forth in the legends set forth above are an integral part of the terms of this Global Note and by acceptance hereof each holder of this Global Note agrees to be subject to and bound by the terms and provisions set forth in such legends.

     Reference is hereby made to the further provisions of this Convertible Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Convertible Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: November 7, 2003


                                            ST ASSEMBLY TEST SERVICES LTD


                                            By: /s/ Tan Lay Koon
                                                --------------------------------
                                                Name:  Tan Lay Koon
                                                Title: Director, President &
                                                       Chief Executive Officer

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                          CERTIFICATE OF AUTHENTICATION

     This is one of the Convertible Notes Due 2008 of ST ASSEMBLY TEST SERVICES LTD referred to in the within-mentioned Indenture.

Dated: November 7, 2003


                                            The Bank of New York
                                            as Trustee

                                            By: /s/ Kelvyn Ee
                                                --------------------------------
                                                            Authorized Signatory
                                                Kelvyn Ee
                                                Assistant Vice President

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     This Convertible Note is one of a duly authorized issue of Convertible
Notes of the Company designated as its Convertible Note Due 2008 (herein called the "Convertible Notes"), unlimited in principal amount, to be issued under an Indenture, dated as of November 7, 2003 (herein called the "Indenture"), between the Company and The Bank of New York, as Trustee (herein called the "Trustee"), which term includes any successor trustee under the Indenture), to which the Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Convertible Notes and of the terms upon which the Convertible Notes are, and are to be, authenticated and delivered.

     This Convertible Note is redeemable at the option of the Company upon prior notice to the Holder hereof mailed and published not less than 30 nor more than 60 days prior to the Redemption Date, as a whole but not in part, on any date at a Redemption Amount equal to the Accreted Value if the Company determines that, as a result of any change in or amendment to the laws or any regulations or rulings promulgated thereunder of Singapore or any official or judicial authority thereof or therein having power to tax, or any change in the general application or official or judicial interpretation of such laws, regulations or rulings, or any change in the general application or official or judicial interpretation of, or any execution or amendment to, any treaty or treaties affecting taxation to which Singapore is a party, which change, execution or amendment becomes effective on or after the original issue date of the Convertible Notes, the Company has been or shall be required to pay Additional Amounts with respect to the Convertible Notes.

     This Convertible Note is redeemable at the option of the Company, in whole or in part, at any time on or after November 7, 2006, at a Redemption Amount equal to the Accreted Value upon prior notice to the Holder hereof mailed and published not less than 30 nor more than 60 days prior to the Redemption Date; provided, however, that no such redemption may be made unless the Closing Price of each Ordinary Share on the Singapore Exchange (translated into U.S. dollars at the Prevailing Exchange Rate on such Trading Day) or of each ADS on the Nasdaq National Market for any 20 Trading Days in a 30 consecutive Trading Day period ending not more than five days prior to the date on which notice of such redemption is given, is at least 130% of the Share Conversion Price (translated into U.S. dollars at the Fixed Exchange Rate) or of the Share Conversion Price per ADS (translated into U.S. dollars at the Fixed Exchange Rate and taking into account the prevailing Ordinary Share-to-ADS ratio), in each case as adjusted through, and effective on, such notice date.

     Notwithstanding the foregoing, the Company may redeem all of the Outstanding Convertible Notes, including this Convertible Note, at a Redemption Amount equal to the Accreted Value, if at any time the aggregate principal amount of the Convertible Notes Outstanding is less than 10% of the aggregate principal amount of the Convertible Notes issued pursuant to the Indenture.

     This Convertible Note, or a portion thereof equal to US$1,000 or any integral multiple thereof, may be redeemed at the option of the Holder hereof, unless notice of redemption of all or any portion this Convertible Note shall have been given by the Company on or prior to the date of deposit of a demand of redemption by the Holder

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hereof under this paragraph, on November 7, 2007 at a Redemption Amount equal to
118.32% of the principal amount being redeemed, by completing, signing and depositing at the specified office of the Paying Agent during normal business hours a demand of redemption in the form obtainable from the Paying Agent not less than 60 or more than 75 days prior to November 7, 2007.

     This Convertible Note, or a portion thereof equal to US$1,000 or any integral multiple thereof, is subject to repayment by the Company at the option of the Holder hereof upon the occurrence of certain Repayment Events described in the Indenture (including events relating to a Change of Control of the Company or a Delisting of the Ordinary Shares), at a Repayment Price equal to the Accreted Value. In order to be repaid at the option of the Holder, this Convertible Note, with the "Repayment Acceptance Notice" form duly completed by the Holder hereof (or the Holder's attorney duly authorized in writing), must be received by the Company during normal business hours at its office or agency maintained for that purpose in London or Singapore, not later than the date specified by the Company in its notice of the Repayment Event in accordance with
Section 1202 of the Indenture. Exercise of such option by the Holder of this Convertible Note shall be irrevocable unless waived by the Company.

     This Convertible Note is convertible into Ordinary Shares or, subject to the limitations set forth below, ADSs at any time after 40 days from the original issuance of the Convertible Notes and before the close of business on the seventh day preceding the earlier of November 7, 2008 and the Redemption Date fixed for any early redemption, at the Share Conversion Price then in effect; provided, however, that, if this Convertible Note is called for redemption pursuant to Section 1101 of the Indenture, such conversion right shall terminate at the close of business on the seventh day preceding the Redemption Date for this Convertible Note (unless the Company shall default in making the redemption payment when due, in which case the conversion right shall terminate at the close of business on the date such default is cured and such Convertible Note is redeemed). A Holder may convert a portion of this Convertible Note equal to US$1,000 or any integral multiple thereof.

     The number of Ordinary Shares issuable upon conversion of this Convertible Note (or a portion hereof equal to US$1,000 or any integral multiple thereof) shall be determined by dividing the aggregate principal amount (translated into Singapore dollars at the Fixed Exchange Rate specified in the Indenture) of this Convertible Note or portion hereof to be converted by a Holder by the Share Conversion Price per Ordinary Share in effect on the Conversion Date. The initial Share Conversion Price is S$3.05 per Ordinary Share (equivalent to an initial number of 570.5902 Ordinary Shares per US$1,000 principal amount of Convertible Notes, based on the Fixed Exchange Rate), subject to adjustment for certain anti-dilution events as provided in Section 1405 of the Indenture. The Ordinary Shares issuable upon conversion will be duly authorized, validly issued, fully paid, non-assessable and will rank equally with all other Ordinary Shares.

     No Holder will be entitled to receive physical share certificates in respect of the Ordinary Shares arising from the conversion of the Convertible Notes. Delivery of the Ordinary Shares shall be made by crediting such Ordinary Shares to a Holder's securities account or the securities account of a Holder's depository agent with The Central Depository (Pte) Limited ("CDP"). The Company shall allot and issue the Ordinary Shares arising from the conversion of the Convertible Notes in accordance with

                                       5

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instructions as set out in the Conversion Notice and shall deliver to CDP the share certificate(s) relating to such Ordinary Shares in the name of CDP for the credit of the Holder's securities account or the securities account of Holder's depository agent as specified in the Conversion Notice as soon as practicable, and in any event not later than 14 days, after the Conversion Date, subject to all applicable laws and in accordance with the Indenture. The Company will register the Person or Persons designated for the purpose in the Conversion Notice as Holder(s) of the relevant number of Ordinary Shares in its share register. The Person or Persons specified for that purpose will become the Holder of record of the number of Ordinary Shares issuable upon conversion with effect from the date he is or they are registered as such in the Company's share register (the "Registration Date").

     Subject to the limitations set out in the Indenture and the ability to provide the representations and agreements set out in the Conversion Notice, the form of which set forth in Section 206 of the Indenture, a Holder may elect to receive Ordinary Shares upon conversion in the form of ADSs. In such event, the Company agrees to, on behalf of such Holder, as soon as practicable, deliver to and deposit with the ADS Depositary or its custodian, in accordance with the terms of the ADS Deposit Agreement, such number of Ordinary Shares as the Holder would have received upon conversion had he not elected to receive such Ordinary Shares in the form of ADSs that is the maximum number of such Ordinary Shares that is divisible by the then current ratio of Ordinary Shares to ADSs and shall issue any Ordinary Shares that if deposited with the ADS Depositary or its custodian would result in the issuance of fractional ADSs to the converting holder. Such Ordinary Shares will be registered in the name of the ADS Depositary or its nominee. Subject to compliance with the terms of the ADS Deposit Agreement, including payment of the fees and expenses of the ADS Depositary by such Holder Holder and completion of any additional documentation that may be required by the ADS Depositary pursuant to the Deposit Agreement, the ADS Depositary will issue such number of ADSs representing the deposited Ordinary Shares to such Holder based on the applicable Ordinary Share-to-ADS ratio then in effect.

     All calculations relating to redemption and conversion, including adjustment of the Share Conversion Price, will be made to the nearest 0.01 of an Ordinary Share or other property or the nearest cent. However, fractions of Ordinary Shares will not be issued on conversion or deposited with the ADS Depositary, and no cash adjustments will be made in respect of any such fraction. Under the ADS Deposit Agreement, the ADS Depositary will not issue fractions of ADSs.

     To convert this Convertible Note, a Holder must, during the normal business hours at the office of the Conversion Agent, in London, (a) complete and manually sign a "Conversion Notice" substantially in the form included herein, including an election on whether to receive Ordinary Shares or ADSs upon conversion, and deliver such notice to the Conversion Agent, and (b) surrender this Convertible Note to the Conversion Agent duly endorsed or assigned to the Company or in blank (such date of receipt by the Conversion Agent, the "Conversion Notice Date"); provided, that appropriate endorsements and transfer documents, if any, required by the Registrar or the Conversion Agent must be furnished and any required transfer or similar tax and other required payments must be paid.

                                       6

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     The Indenture contains various provisions concerning circumstances where the record date set for a dividend on the Ordinary Shares or an Adjustment Effective Date for the adjustment of the Share Conversion Price falls between the Conversion Date and the Registration Date.

     Notwithstanding the conversion rights referred to above, at any time when a Conversion Notice has been properly deposited with the Conversion Agent, the Company shall have the option to pay to the relevant Holder an amount of cash in U.S. dollars equal to the Cash Settlement Amount in order to satisfy such conversion right in full. The Company is required to provide notice of its exercise of the cash settlement option in the form provided in the Indenture (the "Cash Settlement Notice") to the relevant Holder as soon as practicable but no later than the fifth Business Day following the Conversion Notice Date (the actual date of such notice being the "Cash Settlement Notice Date"). The Cash Settlement Notice must specify the number of Ordinary Shares or ADSs in respect of which the Company will make such a cash payment. The Company will pay the Cash Settlement Amount not less than five Trading Days but no later than the tenth Trading Day following the Cash Settlement Notice Date.

     A Conversion Notice once given will be irrevocable and may not be withdrawn without the prior written consent of the Company. The Company or the Conversion Agent on its behalf may reject any incomplete or incorrect Conversion Notice. All costs and expenses incurred by an incomplete or incorrect Conversion Notice will be for the account of the relevant Holder.

     As conditions precedent to conversion, the Holder must pay to the Conversion Agent any taxes and capital, stamp, issue and registration duties (if any) arising on conversion, other than any taxes or capital or stamp duties payable in Singapore in respect of the allotment and issuance of the Ordinary Shares and listing of the Ordinary Shares upon conversion. In addition, the Holder will be required to pay any tax or duty relating to the conversion and transfer involved in the delivery of the Ordinary Shares upon conversion. The Company will pay all other expenses arising on the allotment and delivery of the Ordinary Shares issuable upon conversion. The Holder will be required to pay applicable fees and expenses of the Depositary upon conversion to ADSs.

     In the event of conversion or repayment of this Convertible Note in part only, a new Convertible Note or Convertible Notes for the unpaid portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

     If an Event of Default shall occur and be continuing, the principal of all the Convertible Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Convertible Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Convertible Notes at the time Outstanding, on behalf of the Holders of all the Convertible Notes, to waive compliance by the Company with certain provisions of the Indenture and

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certain past defaults under the Indenture and their consequences. Any such consent or waiver by or on behalf of the Holder of this Convertible Note shall be conclusive and binding upon such Holder and upon all future Holders of this Convertible Note and of any Convertible Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Convertible Note.

     As provided in and subject to the provisions of the Indenture, the Holder of this Convertible Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Convertible Notes, the Holders of not less than 25% in principal amount of the Convertible Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Convertible Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Convertible Note for the enforcement of any payment of principal hereof after the respective due dates expressed herein.

     No reference herein to the Indenture and no provision of this Convertible Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal and redemption interest of this Convertible Note at the times, place, and rate, and in the coin or currency, herein prescribed.

     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Convertible Note is registrable in the Security Register, upon surrender of this Convertible Note for registration of transfer at the office or agency of the Company in London and Singapore, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Convertible Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

     The Convertible Notes are issuable only in registered form in denominations of US$1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Convertible Notes are exchangeable for a like aggregate principal amount of Convertible Notes of a different authorized denomination, as requested by the Holder surrendering the same.

     No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment from the Holder of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Prior to due presentment of this Convertible Note for registration of transfer the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Convertible Note is registered as the owner hereof for all

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purposes, whether or not this Convertible Note be overdue, and neither the
Company, the Trustee nor any such agent shall be affected by notice to the contrary.

     All capitalized terms used but not defined in this Convertible Note shall have the meanings assigned to them in the Indenture.

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